UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)


                     Industrial Enterprises of America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    456132208
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

CUSIP No.  456132208
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Jeffrey L. Feinberg

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [_]
                                                                       (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          0

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
     CERTAIN SHARES                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%

12.  TYPE OF REPORTING PERSON

          IN, HC

--------------------------------------------------------------------------------

CUSIP No.    456132208
----------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JLF Asset Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [_]
                                                                       (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          0

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
     CERTAIN SHARES                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%

12.  TYPE OF REPORTING PERSON

          OO

--------------------------------------------------------------------------------

CUSIP No.    456132208
----------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JLF Partners I, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [_]
                                                                       (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          0

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
     CERTAIN SHARES                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%

12. TYPE OF REPORTING PERSON

          PN

--------------------------------------------------------------------------------

CUSIP No.    456132208
----------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          JLF Offshore Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [_]
                                                                       (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          0

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
     CERTAIN SHARES                                                        [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%

12.  TYPE OF REPORTING PERSON

          CO

--------------------------------------------------------------------------------

CUSIP No.  456132208
--------------------


Item 1(a).  Name of Issuer:

                 Industrial Enterprises of America, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                 711 Third Avenue, Suite 1505
                 New York, New York  10017
                 United States of America
            --------------------------------------------------------------------


Item 2(a).  Name of Persons Filing:

                 Jeffrey L. Feinberg
                 JLF Asset Management, L.L.C.
                 JLF Partners I, L.P.
                 JLF Offshore Fund, Ltd.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                 Jeffrey L. Feinberg
                 c/o JLF Asset Management, L.L.C.
                 2775 Via de la Valle, Suite 204
                 Del Mar, CA 92014

                 JLF Asset Management, L.L.C.
                 2775 Via de la Valle, Suite 204
                 Del Mar, CA 92014

                 JLF Partners I, L.P.
                 c/o JLF Asset Management, L.L.C.
                 2775 Via de la Valle, Suite 204
                 Del Mar, CA 92014

                 JLF Offshore Fund, Ltd.
                 c/o Goldman Sachs (Cayman) Trust, Ltd.
                 P.O. Box 896, 2nd Floor
                 North Church Street
                 George Town, Grand Cayman
                 Cayman Islands
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                 Jeffrey L. Feinberg - United States
                 JLF Asset Management, L.L.C. - Delaware
                 JLF Partners I, L.P. - Delaware
                 JLF Offshore Fund, Ltd. - Cayman Islands
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                 Common Stock, par value $0.001 per share
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                 456132208
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) [_]    Broker or dealer registered under Section 15 of the Exchange
                 Act.

      (b) [_]    Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e) [_]    An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.     Ownership.

                 Provide the following information regarding the aggregate
            number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                 Jeffrey L. Feinberg: 0 shares
                 JLF Asset Management, L.L.C.: 0 shares
                 JLF Partners I, L.P.: 0 shares
                 JLF Offshore Fund, Ltd.: 0 shares
            --------------------------------------------------------------------

      (b)   Percent of class:

                 Jeffrey L. Feinberg: 0%
                 JLF Asset Management, L.L.C.: 0%
                 JLF Partners I, L.P.: 0%
                 JLF Offshore Fund, Ltd.: 0%
            --------------------------------------------------------------------

      (c)   Number of shares as to which Jeffrey L. Feinberg has:

         (i)     Sole power to vote or to direct the vote
                                                                          0
                                                                ---------------,

         (ii)    Shared power to vote or to direct the vote
                                                                          0
                                                                ---------------,

         (iii)   Sole power to dispose or to direct the
                 disposition of                                           0
                                                                ---------------,

         (iv)    Shared power to dispose or to direct the
                 disposition of                                           0
                                                                ---------------.

            Number of shares as to which JLF Asset Management, L.L.C. has:

         (i)     Sole power to vote or to direct the vote
                                                                          0
                                                                ---------------,

         (ii)    Shared power to vote or to direct the vote
                                                                          0
                                                                ---------------,

         (iii)   Sole power to dispose or to direct the
                 disposition of                                           0
                                                                ---------------,

         (iv)    Shared power to dispose or to direct the
                 disposition of                                           0
                                                                ---------------.

            Number of shares as to which JLF Partners I, L.P. has:

         (i)     Sole power to vote or to direct the vote
                                                                          0
                                                                ---------------,

         (ii)    Shared power to vote or to direct the vote
                                                                          0
                                                                ---------------,

         (iii)   Sole power to dispose or to direct the
                 disposition of                                           0
                                                                ---------------,

         (iv)    Shared power to dispose or to direct
                 the disposition of                                       0
                                                                ---------------.

            Number of shares as to which JLF Offshore Fund, Ltd. has:

         (i)     Sole power to vote or to direct the vote
                                                                          0
                                                                ---------------,

         (ii)    Shared power to vote or to direct the vote
                                                                          0
                                                                ---------------,

         (iii)   Sole power to dispose or to direct the
                 disposition of                                           0
                                                                ---------------,

         (iv)    Shared power to dispose or to direct the
                 disposition of                                           0
                                                                ---------------.


Item 5.     Ownership of Five Percent or Less of a Class.

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

                 Jeffrey L. Feinberg, JLF Asset Management, L.L.C.,
                 JLF Partners I, L.P., JLF Offshore Fund, Ltd.
            --------------------------------------------------------------------


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                 If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                 N/A
            --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                 If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under
            Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                 N/A
            --------------------------------------------------------------------


Item 8.     Identification  and  Classification  of Members of the Group.

                 If a group has filed this schedule pursuant to
            ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                 N/A
            --------------------------------------------------------------------


Item 9.     Notice of Dissolution of Group.

                 Notice of dissolution of a group may be furnished as an
            exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                 N/A
            --------------------------------------------------------------------


Item 10.    Certifications.

                 Certification for Rule 13d-1(c): By signing below each
            reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 13, 2008
                                            ----------------------------
                                                 (Date)


                                                 /s/ Jeffrey L. Feinberg
                                            ----------------------------
                                                     Jeffrey L. Feinberg


                                            JLF Asset Management, L.L.C.

                                            By:  /s/ Jeffrey L. Feinberg
                                            ----------------------------
                                             Title:  Managing Member


                                            JLF Partners I, L.P.

                                            By:  /s/ Jeffrey L. Feinberg
                                            ----------------------------
                                             Title:  Managing Member of JLF
                                                     Asset Management, L.L.C.,
                                                     its management company


                                            JLF Offshore Fund, Ltd.

                                            By:  /s/ Jeffrey L. Feinberg
                                            ----------------------------
                                             Title:  Managing Member of JLF
                                                     Asset Management, L.L.C.,
                                                     its investment manager

                                                                       Exhibit A


                                    AGREEMENT


The undersigned agree that this amendment to Schedule 13G dated February 13, 2008 relating to the Common Stock, par value $0.001 per share, of Industrial Enterprises of America, Inc. shall be filed on behalf of the undersigned.


                                                 /s/ Jeffrey L. Feinberg
                                            ----------------------------
                                                     Jeffrey L. Feinberg


                                            JLF Asset Management, L.L.C.

                                            By:  /s/ Jeffrey L. Feinberg
                                            ----------------------------
                                             Title:  Managing Member


                                            JLF Partners I, L.P.

                                            By:  /s/ Jeffrey L. Feinberg
                                            ----------------------------
                                             Title:  Managing Member of JLF
                                                     Asset Management, L.L.C.,
                                                     its management company


                                            JLF Offshore Fund, Ltd.

                                            By:  /s/ Jeffrey L. Feinberg
                                            ----------------------------
                                             Title:  Managing Member of JLF
                                                     Asset Management, L.L.C.,
                                                     its investment manager





SK 02717 0006 852674